Exhibit 10.2

Execution Copy

FIRST AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment”) between Cactus Wellhead, LLC, a Delaware limited liability company (the “Employer”), and Joel Bender, an individual resident in Houston, Texas (the “Executive”) is entered into as of February 21, 2019.

RECITALS

WHEREAS, the Employer and the Executive entered into that certain Amended and Restated Employment Agreement dated as of February 12, 2018 (the “Original Agreement”); and

WHEREAS, the Employer and Executive desire to amend the Original Agreement, as hereinafter provided, effective as of the date hereof;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.             Section 3.1 of the Original Agreement shall be revised in its entirety to read as follows:

“Salary.  The Executive will be paid a salary of Three Hundred Thousand and 00/100 US DOLLARS (US $300,000.00) per annum, subject to increase but not decrease by the Board (the “Salary”), which will be payable in equal installments but no less frequently than monthly, and otherwise according to the Employer’s customary payroll practices.  The Salary will be reviewed in accordance with procedures established by the Board not less frequently than annually.  In addition to Salary, the Executive will be eligible to receive an annual bonus of up to 100% of Salary in the good faith discretion of the Board and as determined based on meeting annually set and agreed on budgetary and performance goals (the “Base Bonus”).  In addition, the Executive shall be eligible to receive an additional bonus of up to 40% of the Base Bonus in the good faith discretion of the Board and as determined based on meeting more stringent budgetary and performance goals that are annually set by the Board (the “Stretch Bonus”). Both the Base Bonus and the Stretch Bonus remain subject to the good faith discretion of the Board and the terms of the governing bonus program established by the Board.  No payments will be made in respect of the Base Bonus or Stretch Bonus until the Company’s audited financial statements for the applicable year have been completed, but any such payments will in all events be made in the calendar following the calendar year in respect of which the Base Bonus or Stretch Bonus is earned.”

2.             Except as amended by this First Amendment, the Original Agreement shall remain in full force and effect.

3.             This First Amendment may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be entered into on the date first written above and effective as provided above.

CACTUS WELLHEAD, LLC

By:	/s/ Scott Bender
Name: Scott Bender
Title: President

EXECUTIVE

/s/ Joel Bender
Joel Bender